As filed with the Securities and Exchange Commission on May 8, 2023

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIMPSON MANUFACTURING CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3196943
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5956 W. Las Positas Blvd. Pleasanton, California 94588
(Address of principal executive offices, including zip code)

Simpson Manufacturing Co., Inc. Nonqualified Plan
(Full title of the plan)
Brian J. Magstadt Chief Financial Officer and Treasurer Simpson Manufacturing Co., Inc. 5956 W. Las Positas Blvd. Pleasanton, California 94588 (925) 560-9000
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Bryan K. Brown Jones Day 717 Texas Avenue Suite 3300 Houston, Texas 77002 (832) 239-3939	Brian J. Magstadt Simpson Manufacturing Co., Inc. 5956 W. Las Positas Blvd. Pleasanton, California 94588 (925) 560-9000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants, as required by Rule 428 under the Securities Act. Such documents are not being filed with Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Simpson Manufacturing Co., Inc. (the “Registrant”) with the SEC are incorporated by reference into this Registration Statement:

a.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023; and

b.The Registrant’s Current Reports on Form 8-K filed with the SEC on February 28, 2023, March 14, 2023, and May 1, 2023 (excluding any portions thereof which are deemed “furnished” rather than filed with the SEC).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K or otherwise, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Simpson Manufacturing Co., Inc. Nonqualified Plan (the “Plan”) is an unfunded, nonqualified deferred compensation plan under the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is not subject to the participation, vesting, funding or fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended, and intended to comply with the requirements of Section 409A of the Code. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management employees and non-employee directors. A brief description of certain aspects of the Plan follows (this summary is qualified in its entirety by reference to the full test of the Plan, which is incorporated by reference into this Registration Statement as Exhibit 4.3 and herein).

Employees of the Registrant or its affiliates who are classified as a Vice President or higher (the “Eligible Employees”) and non-employee directors of the Board of Directors (the “Eligible Directors” together with Eligible Employees, the “Participants”) are eligible to participate in the Plan. Eligible Employees may elect to defer a portion of their annual base salary and any annual bonus, performance share units and restricted share units awarded to them during the Plan year. Eligible Directors may elect to defer up to 100% of their cash compensation and shares of common stock of the Registrant awarded to them during the Plan year. A Participant will be 100% vested at all times in all amounts deferred under the Plan.

Each Participant’s deferrals will be credited to a bookkeeping account established for them under the Plan. Participants will have the opportunity to choose deemed investments of their deferrals among various notional investment options. Deferrals of performance share units and restricted share units will not be deemed invested until each such award vests under the terms of the applicable award and will initially be deemed to be invested in Registrant stock.

Payment of Plan accounts will be made in a lump sum or installments over three, five, or ten years, as elected by the Participant and will generally occur on March 15 of the calendar year after the calendar year in which a Participant separates from service with the Registrant, except that payments of deferred performance share units will not be paid before the end of their applicable performance period. The Plan requires a payment delay of six months following separation of service if the Participant is a “specified employee” under Section 409A of the Code. Payment under the Plan will also be made upon a change in control of the Registrant.

Each Participant is an unsecured general creditor of the Registrant with respect to his or her own Plan benefits. Benefits are payable solely from the Registrant’s general assets and are subject to the risk of corporate insolvency. The Registrant expects to contribute amounts equal to each Participant’s deferred compensation to a rabbi trust of the Registrant, but all amounts held in the rabbi trust will continue to be subject to the rights of the Registrant’s other creditors. The Registrant reserves the right to amend or partially or completely terminate or liquidate the Plan, provided that such amendment or termination does not result in any decrease in the balance of a Participant’s account, including previous earnings or losses, as of the date of such amendment or termination. Termination or liquidation of the Plan in its entirety must be consistent with the requirements of Section 409A of the Code.

The Registrant may establish a trust to hold amounts which the Registrant may use to satisfy Plan distributions from time to time. Any such trust will remain subject to the Registrant’s creditors. The Registrant’s Retirement Plan Committee will act as Plan administrator.

The Plan became effective on April 3, 2023.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended and permit the Registrant to indemnify its other officers, employees and other agents, in each case as set forth in the DGCL or any other applicable law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal actions, proceedings, or investigations to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit	Location
4.1	Amended and Restated Certificate of Incorporation of the Registrant	Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 9, 2018
4.2	Amended and Restated Bylaws of the Registrant	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed March 14, 2023
4.3	Simpson Manufacturing Co., Inc. Nonqualified Plan	Filed herewith
5.1	Opinion of Richards, Layton & Finger, P.A.	Filed herewith
23.1	Consent of Grant Thornton LLP	Filed herewith
23.2	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1)	Filed herewith
24.1	Power of Attorney (included on the signature page hereto)	Filed herewith
107	Filing Fee Table	Filed herewith
Item 9. Undertakings.

a.The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, State of California, on this 8th day of May 2023.

SIMPSON MANUFACTURING CO., INC.

By: /s/Brian J. Magstadt
Name: Brian J. Magstadt
Title: Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Olosky and Brian J. Magstadt, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 of Simpson Manufacturing Co., Inc., and any and all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Olosky Michael Olosky	President and Chief Executive Officer (Principal Executive Officer)	May 8, 2023
/s/ Brian J. Magstadt Brian J. Magstadt	Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	May 8, 2023
/s/ James S. Andrasick James S. Andrasick	Chairman of the Board and Director	May 8, 2023
/s/ Jennifer A. Chatman Jennifer A. Chatman	Director	May 8, 2023
/s/ Karen Colonias Karen Colonias	Director	May 8, 2023
/s/ Gary M. Cusumano Gary M. Cusumano	Director	May 8, 2023
/s/ Philip E. Donaldson Philip E. Donaldson	Director	May 8, 2023
/s/ Celeste Volz Ford Celeste Volz Ford	Director	May 8, 2023
/s/ Kenneth D. Knight Kenneth D. Knight	Director	May 8, 2023
/s/ Robin G. MacGillivray Robin G. MacGillivray	Director	May 8, 2023